    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 DEPOMED, INC.
             (Exact name of Registrant as specified in its charter)

                  CALIFORNIA                                       94-3229046
        (State or other jurisdiction of                         (I.R.S. Employer
        incorporation or organization)                         Identification No.)

        1360 O'BRIEN DRIVE, MENLO PARK, CALIFORNIA 94025 (650) 462-5900
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              JOHN W. FARA, PH.D.
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
        1360 O'BRIEN DRIVE, MENLO PARK, CALIFORNIA 94025 (650) 462-5900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                    COPY TO:

                           STEPHEN C. FERRUOLO, ESQ.
                      Heller Ehrman White & McAuliffe LLP
                        4250 Executive Square, 7th Floor
                           La Jolla, California 92037
                           Telephone: (858) 450-8400
                           Facsimile: (858) 450-8499
                           --------------------------

        Approximate date of commencement of proposed sale to the public:
   FROM TIME TO TIME AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT
                               BECOME EFFECTIVE.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF SECURITIES                   AMOUNTS TO         OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
              TO BE REGISTERED                 BE REGISTERED(1)       PER SHARE(2)           PRICE(2)         REGISTRATION FEE
Common Stock, no par value..................       1,828,506             $3.7815            $6,914,495             $1,729

(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of Registrant's Common Stock on the American Stock Exchange on January 8, 2001.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 DEPOMED, INC.

                        1,428,550 SHARES OF COMMON STOCK
       399,956 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS

    This prospectus may be used only in connection with the resale, from time to time, of up to 1,828,506 shares of our common stock, no par value, by the selling shareholders. 399,956 of the shares are issuable upon exercise of warrants to purchase common stock. Information on the selling shareholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under "Selling Shareholders" and "Plan of Distribution" in this prospectus. We will not receive any proceeds from the sale of these shares by the selling shareholders under this prospectus, with the exception of proceeds received upon exercise of the warrants to purchase common stock.

    Our address is 1360 O'Brien Drive, Menlo Park, California 94025, and our telephone number is (650) 467-5900.

    Our common stock trades on the American Stock Exchange under the symbol "DMI" and our common stock purchase warrants trade on the American Stock Exchange under the symbol "DMI/WS". On January 9, 2001, the closing price for our common stock, as reported on the American Stock Exchange, was $3.875 per share and the closing price for our common stock purchase warrants was $1.125.

                            ------------------------

    BEGINNING ON PAGE 3, WE HAVE LISTED A NUMBER OF "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    In this prospectus, "DepoMed," the "company," the "Registrant," "we," "us" and "our" refer to DepoMed, Inc.

                            ------------------------

                The date of this prospectus is January 10, 2001

                               PROSPECTUS SUMMARY

    This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and our financial statements and the related notes contained herein.

OUR COMPANY

    We are a development stage company engaged in the development of new and proprietary oral drug delivery technologies. We have developed two types of oral drug delivery systems, the Gastric Retention System (the "GR System") and the Reduced Irritation System (the "RI System" and together, the "DepoMed Systems"). The GR System is designed to be retained in the stomach for an extended period of time while it delivers the incorporated drug or drugs, and the RI System is designed to reduce the gastrointestinal irritation that is a side effect of many orally administered drugs. In addition, the DepoMed Systems are designed to provide continuous, controlled delivery of an incorporated drug.

OUR PRODUCTS

    We intend to develop products utilizing the DepoMed Systems in collaboration with pharmaceutical and biotechnology companies from which we expect to receive license fees, research and development funding, milestone payments and royalties. We also intend to develop, either independently or jointly, proprietary products utilizing certain off-patent and over-the-counter ("OTC") drugs in the DepoMed Systems.

    In November 1999, we entered into an agreement to form a joint venture with Elan Corporation, plc ("Elan"). The joint venture will develop a series of undisclosed proprietary products using oral drug delivery technologies and the expertise of both companies. The first product developed by the joint venture entered Phase I clinical trials in December 2000.

    We also have in development Metformin GR-TM-, a potential once-daily metformin product for the treatment of Type II diabetes. In July 2000, we completed a second Phase I clinical trial of Metformin GR. Both trials showed positive results, and in the third quarter of 2000 we initiated a Phase II clinical trial. In June 2000, we announced the initiation of a collaboration with AVI Biopharma, Inc. ("AVI") to investigate the feasibility of controlled oral delivery of AVI's proprietary NEUGENE antisense agents. We are also developing certain other product candidates expected to benefit from incorporation into the DepoMed Systems. We have in development a GR System formulation of an undisclosed antibiotic and an undisclosed cardiovascular drug. The antibiotic product entered Phase I clinical trials in December 2000. We will ultimately seek marketing partners to commercialize both of these products.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND UNCERTAINTIES BEFORE YOU INVEST IN OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES RISK. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. THE FOLLOWING RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS AND UNCERTAINTIES OF WHICH WE ARE UNAWARE OR WHICH WE CURRENTLY BELIEVE ARE IMMATERIAL COULD ALSO MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. IN ANY CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. SEE ALSO, "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

WE ARE AT AN EARLY STAGE OF DEVELOPMENT AND WE EXPECT OPERATING LOSSES IN THE FUTURE

    We are at an early stage of development. Accordingly, our business is subject to all of the business risks associated with a new enterprise, including:

    - uncertainties regarding product development;

    - risks related to collaborative partnering relationships;

    - lack of revenue and uncertainty regarding future revenues;

    - limited financial and personnel resources; and

    - lack of established credit facilities.

    As we expand our research and development efforts, we anticipate that we will continue to incur substantial operating losses for at least the next several years. Therefore, we expect our cumulative losses to increase. To date, we have had no revenues from product sales and only limited revenues from our collaborative research and development arrangements and feasibility studies. Our success will depend on commercial sales of products that generate significant revenues for us. We cannot predict whether we will be able to achieve commercial sales of any revenue-generating products.

WE MAY NOT BE ABLE TO DEVELOP A SUCCESSFUL PRODUCT

    Our research and development programs are at an early stage. In order for us to incorporate a pharmaceutical product into a DepoMed System, we will need to complete substantial additional research and development on an off-patent drug or a drug provided by a collaborative partner. Even if we are successful, the drug incorporated in the DepoMed System:

    - may not be offered for commercial sale; or

    - may prove to have undesirable or unintended side effects that prevent or limit its commercial use.

    Before we or others make commercial sales of products using the DepoMed Systems, we or our collaborative partners will need to:

    - conduct clinical tests showing that these products are safe and effective; and

    - obtain regulatory approval.

    This process involves substantial financial investment. Successful commercial sales of any of these products require:

    - market acceptance;

    - cost-effective commercial scale production; and

    - reimbursement under private or governmental health plans.

    We will have to curtail, redirect or eliminate our product development programs if we or our collaborative partners find that:

    - the DepoMed Systems prove to have unintended or undesirable side effects;
      or

    - products which appear promising in preclinical studies do not demonstrate efficacy in larger scale clinical trials.

    These events could have a material adverse effect on the company.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE

    The following factors will affect our quarterly operating results and may result in a material adverse effect on the company:

    - variations in revenues obtained from collaborative agreements, including milestone payments, royalties, license fees and other contract revenues;

    - success or failure of the company in entering into further collaborative relationships;

    - decisions by collaborative partners to proceed or not to proceed with subsequent phases of the relationship or program;

    - the timing of any future product introductions by us or our collaborative partners;

    - market acceptance of the DepoMed Systems;

    - regulatory actions;

    - adoption of new technologies;

    - the introduction of new products by our competitors;

    - manufacturing costs and capabilities;

    - changes in government funding; and

    - third-party reimbursement policies.

MOST OF OUR REVENUES ARE DERIVED FROM OUR RELATIONSHIP WITH ELAN

    We have generated most of our revenues to date through collaborative arrangements with pharmaceutical and biotechnology companies. Currently, our revenues are derived primarily from our joint venture with Elan. If our joint venture with Elan is terminated or fails to produce desired results, our revenues and results of operations will suffer.

OUR STRATEGY IS DEPENDENT UPON ENTERING INTO ADDITIONAL COLLABORATIVE RELATIONSHIPS

    Our strategy to continue the research, development, clinical testing, manufacturing and commercial sale of products using the DepoMed Systems requires that we enter into additional collaborative arrangements.

    The company may not be able to enter into future collaborative arrangements on acceptable terms. The success of the Elan joint venture and any additional collaborative arrangements requires that the company's collaborative partners:

    - perform their obligations as expected; and

    - devote sufficient resources to the development, clinical testing and marketing of products developed under collaborations.

    It is possible that Elan or our future collaborative partners may not:

    - continue to fund their particular projects;

    - perform their agreed-to obligations.

    For example, in the first quarter of 1999, we completed the first phase of research and development under the March 1998 feasibility agreement with R.W. Johnson Pharmaceutical Research Institute ("PRI"). We have not had any significant communication with PRI regarding their plans for the product since the first quarter of 1999. In light of this, we no longer expect to continue research and development work on the project even though the project has not been canceled. There can be no assurance that a collaborative partner's product development decisions will favor the DepoMed Systems or that their timelines will be aligned with our own business strategies.

    Any of the following events could have a material adverse effect on the company:

    - any parallel development by a collaborative partner of competitive technologies or products;

    - arrangements with collaborative partners that limit or preclude the company from developing products or technologies;

    - premature termination of an agreement; or

    - failure by a collaborative partner to devote sufficient resources to the development; and commercial sales of products using the DepoMed Systems.

    Collaborative agreements are generally complex and may contain provisions which give rise to disputes regarding the relative rights and obligations of the parties. Any such dispute could delay collaborative research, development or commercialization of potential products, or could lead to lengthy, expensive litigation or arbitration.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN THE PHARMACEUTICAL PRODUCT AND DRUG DELIVERY SYSTEM INDUSTRIES

    Competition in pharmaceutical product and drug delivery system industries is intense. We expect competition to increase. Competing technologies or products developed in the future may prove superior either generally or in particular market segments to the DepoMed Systems or products using the DepoMed Systems. These developments would make the DepoMed Systems or products using them noncompetitive or obsolete.

    All of our principal competitors have substantially greater financial, marketing, personnel and research and development resources than us. In addition, many of our potential collaborative partners have devoted, and continue to devote, significant resources to the development of their own drug delivery systems and technologies.

FAILURE TO OBTAIN REGULATORY APPROVAL COULD HARM OUR BUSINESS

    Numerous governmental authorities in the United States and other countries regulate our research and development activities and those of our collaborative partners. Governmental approval is required of all potential pharmaceutical products using the DepoMed Systems and the manufacture and marketing of products using the DepoMed Systems prior to the commercial use of those products. The regulatory process will take several years and require substantial funds. If products using the DepoMed Systems do not receive the required regulatory approvals or if such approvals are delayed, the company's business would be materially adversely affected. There can be no assurance that the requisite regulatory approvals will be obtained without lengthy delays, if at all.

    In the United States, the United States Food and Drug Administration (the "FDA") rigorously regulates pharmaceutical products, including any drugs using the DepoMed Systems. If a company fails to comply with applicable requirements, the FDA or the courts may impose sanctions. These sanctions may include civil penalties, criminal prosecution of the company or its officers and employees, injunctions, product seizure or detention, product recalls, total or partial suspension of production. The FDA may withdraw approved applications or refuse to approve pending new drug applications, premarket approval applications, or supplements to approved applications.

    The company generally must conduct preclinical testing on laboratory animals of new pharmaceutical products prior to commencement of clinical studies involving human beings. These studies evaluate the potential efficacy and safety of the product. The company then submits the results of these studies to the FDA as part of an Investigational New Drug application ("IND"), which must become effective before beginning clinical testing in humans.

    Typically, human clinical evaluation involves a time-consuming and costly three-phase process:

    - In Phase I, the company conducts clinical trials with a small number of subjects to determine a drug's early safety profile and its pharmacokinetic pattern.

    - In Phase II, the company conducts clinical trials with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and further evidence of safety.

    - In Phase III, the company conducts large-scale, multi-center, comparative trials with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA prior to commercialization.

    The FDA closely monitors the progress of each phase of clinical testing. The FDA may, at its discretion, re-evaluate, alter, suspend or terminate testing based upon the data accumulated to that point and the FDA's assessment of the risk/benefit ratio to patients.

    The results of the preclinical and clinical testing are submitted to the FDA in the form of a new drug application (an "NDA") for approval prior to commercialization. In responding to an NDA, the FDA may grant marketing approval, request additional information or deny the application. Failure to receive approval for any products using the DepoMed Systems would have a material adverse effect on the company.

    Various FDA regulations apply to over-the-counter products that comply with monographs issued by the FDA. These regulations include:

    - cGMP requirements;

    - general and specific over-the-counter labeling requirements (including warning statements);

    - advertising restrictions; and

    - requirements regarding the safety and suitability of inactive ingredients.

    In addition, the FDA may inspect over-the-counter products and manufacturing facilities. A failure to comply with applicable regulatory requirements may lead to administrative or judicially imposed penalties. If an over-the-counter product differs from the terms of a monograph, it will, in most cases, require FDA approval of an NDA for the product to be marketed.

    Foreign regulatory approval of a product must also be obtained prior to marketing the product internationally. Foreign approval procedures vary from country to country. The time required for approval may delay or prevent marketing in certain countries. In certain instances the company or its collaborative partners may seek approval to market and sell certain products outside of the United States before submitting an application for United States approval to the FDA. The clinical testing requirements and the time required to obtain foreign regulatory approvals may differ from that required for FDA approval. Although there is now a centralized European Union ("EU") approval mechanism in place, each EU country may nonetheless impose its own procedures and requirements. Many of these procedures and requirements are time-consuming and expensive. Some EU countries require price approval as part of the regulatory process. These constraints can cause substantial delays in obtaining required approval from both the FDA and foreign regulatory authorities after the relevant applications are filed, and approval in any single country may not meaningfully indicate that another country will approve the product.

WE WILL DEPEND ON THIRD PARTIES FOR MANUFACTURING, MARKETING AND SALES OF PRODUCTS USING THE DEPOMED SYSTEMS

    We do not have and do not intend to establish in the foreseeable future internal manufacturing, marketing or sales capabilities. Rather, we intend to use the facilities of our collaborative partners or those of contract manufacturers to manufacture products using the DepoMed Systems. Our dependence on third parties for the manufacture of products using the DepoMed Systems may adversely affect our ability to develop and deliver such products on a timely and competitive basis. There may not be sufficient manufacturing capacity available to us when, if ever, we are ready to seek commercial sales of products using the DepoMed Systems. In addition, we expect to rely on our collaborative partners or to develop distributor arrangements to market and sell products using the DepoMed Systems. We may not be able to enter into manufacturing, marketing or sales agreements on reasonable commercial terms, or at all, with third parties. Failure to do so would have a material adverse effect on the company.

    Applicable cGMP requirements and other rules and regulations prescribed by foreign regulatory authorities will apply to the manufacture of products using the DepoMed Systems. The company will depend on the manufacturers of products using the DepoMed Systems to comply with cGMP and applicable foreign standards. Any failure by a manufacturer of products using the DepoMed Systems to maintain cGMP or comply with applicable foreign standards could delay or prevent their commercial sale. This could have a material adverse effect on the company.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY OF OTHERS

    Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and to preserve our trade secrets. Our policy is to file patent applications in the United States and foreign jurisdictions. We currently hold three issued United States patents and five United States patent applications are pending. We have also applied for patents in numerous foreign countries. Some of those countries have granted our applications and other applications are still pending. Additionally, we are currently preparing a series of patent applications representing our expanding technology for filing in the United States. No assurance can be given that our patent applications will be approved, or that any issued patents will provide competitive advantages for the DepoMed Systems or our technologies.

    With respect to already issued patents and any patents which may issue from our applications, there can be no assurance that claims allowed will be sufficient to protect our technologies. The United States maintains patent applications in secrecy until a patent issues. As a result, the company cannot be certain that others have not filed patent applications for technology covered by our pending applications or that the company was the first to file patent applications for such technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes that may block our patent rights or permit the competitors to compete without infringing the patent rights of the company. In addition, there can be no assurance that:

    - any patents issued to the company will not be challenged, invalidated or circumvented; or

    - the rights granted under the patents issued to the company will provide proprietary protection or commercial advantage to the company.

    Our ability to develop our technologies and to make commercial sales of products using our technologies also depends on not infringing the patents of others. We are not aware of any claim of patent infringement against us. However, if claims concerning patents and proprietary technologies arise and are determined adversely to the company, the claims could have a material adverse effect on the company.

    Extensive litigation regarding patent and other intellectual property rights is common in the pharmaceutical industry. We may need to engage in litigation to enforce any patents issued or licensed to the company or to determine the scope and validity of third-party proprietary rights. There can be no assurance that our issued or licensed patents would be held valid by a court of competent jurisdiction. Whether or not the outcome of litigation is favorable to the company, the diversion of our financial and managerial resources to such litigation could have a material adverse effect on the company. We may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with the patent applications of the company or other parties. Adverse determinations in litigation or interference proceedings could require the company to seek licenses (which may not be available on commercially reasonable terms) or subject the company to significant liabilities to third parties. These events could have a material adverse effect on the company.

    We also rely on trade secrets and proprietary know-how. We seek to protect that information, in part, through entering into confidentiality agreements with employees, consultants, collaborative partners and others before such persons or entities have access to our proprietary trade secrets and know-how. These confidentiality agreements may not be effective in certain cases, due to, among other things, the lack of an adequate remedy for breach of trade secrets that may otherwise become known or be independently developed by competitors.

OUR ADVISORS HAVE RELATIONSHIPS WITH OTHER ENTITIES

    Two groups (the Policy Advisory Board and Development Advisory Board) advise the company on business and scientific issues and future opportunities. Certain members of our Policy Advisory Board and Development Advisory Board work full-time for academic or research institutions. Others act as consultants to other companies. In addition, except for work performed specifically for and at the direction of the company, any inventions or processes discovered by such persons will be their own intellectual property or that of their institutions or other companies. Further, invention assignment agreements signed by such persons in connection with their relationships with the company may be subject to the rights of their primary employers or other third parties with whom they have consulting relationships. If the company desires access to inventions which are not its property, the company will have to obtain licenses to such inventions from these institutions or companies. The company may not be able to obtain these licenses on commercially reasonable terms.

REFORM OF THE HEALTHCARE INDUSTRY MAY AFFECT OUR BUSINESS AND THE AVAILABILITY OF HEALTHCARE REIMBURSEMENT

    The healthcare industry is changing rapidly as the public, government, medical professionals, third-party payors and the pharmaceutical industry examine ways to contain or reduce the cost of health care. Changes in the healthcare industry could impact our business, particularly to the extent that the company develops the DepoMed Systems for use in prescription drug applications.

    Certain foreign governments regulate pricing or profitability of prescription pharmaceuticals sold in their countries. There have been a number of federal and state proposals to implement similar government control in the United States, particularly with respect to Medicare payments. The company expects that these proposals will continue to be advanced. In addition, downward pressure on pharmaceutical pricing in the United States has increased due to an enhanced emphasis on managed care. The company expects this pressure to continue to increase. The company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business. However, the announcement of such proposals or efforts could have a material adverse effect on the company's ability to raise capital. Further, the adoption of such proposals or efforts would have a material adverse effect on the company and any prospective collaborative partners.

    Sales of products using the DepoMed Systems in domestic and foreign markets will depend in part on the availability of reimbursement from third-party payors, such as government health administration authorities and private health insurers. Third-party payors are increasingly challenging the price and cost-effectiveness of prescription pharmaceutical products. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Accordingly, products using the DepoMed Systems may not be eligible for third-party reimbursement at price levels sufficient for us or our collaborative partners to realize appropriate returns on our investments in the DepoMed Systems.

WE COULD BECOME SUBJECT TO PRODUCT LIABILITY LITIGATION

    Our business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. Any such claims could have a material adverse effect on the company. We have obtained product liability insurance for clinical trials currently underway. Although, there can be no assurance that:

    - the company will be able to obtain product liability insurance for future trials;

    - the company will be able to maintain product liability insurance on acceptable terms;

    - the company will be able to secure increased coverage as the commercialization of the DepoMed Systems proceeds; or

    - any insurance will provide adequate protection against potential liabilities.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

    This prospectus contains or incorporates by reference forward-looking statements that involve risks and uncertainties. The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "1933 Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "1934 Act"), including without limitation statements regarding DepoMed's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to DepoMed on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to Depomed as of the date of such documents. DepoMed assumes no obligation to update any such forward-looking statements. DepoMed's actual results may differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth in the risk factors and elsewhere in this prospectus and incorporated by reference herein. In evaluating DepoMed's business, prospective investors should carefully consider the following factors in addition to the other information set forth in this prospectus and incorporated by reference herein.

                                USE OF PROCEEDS

    DepoMed will not receive any of the proceeds from the sale of the shares offered by this prospectus, with the exception of proceeds received upon exercise of the warrants to purchase common stock. The selling shareholders will receive all of the proceeds.

                              SELLING SHAREHOLDERS

    The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each selling shareholder as of January 2, 2001 and the number of shares that may be offered pursuant to this prospectus. This information is based upon information provided to us by the selling shareholders.

    For purposes of this table, beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of currently exercisable warrants and options are considered outstanding for purposes of calculating the percentage owned by a person, but not for purposes of calculating the percentage owned by any other person.

    As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement of which this prospectus is a part.

                                               SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                   OWNED PRIOR                          OWNED AFTER
                                                   TO OFFERING                         THE OFFERING
                                              ----------------------    SHARES     ---------------------
SELLING SHAREHOLDERS:                          NUMBER     PERCENT(1)    OFFERED     NUMBER    PERCENT(1)
---------------------                         ---------   ----------   ---------   --------   ----------
OrbiMed Associates LLC(2) ..................     35,713         *         35,713        --           --
  767 3rd Avenue
  New York, NY 10017

Caduceus Private Investments LP(3) .........  1,749,937      20.3%     1,749,937        --           --
  767 3rd Avenue
  New York, NY 10017

Trout Group LLC(4) .........................     67,856         *         42,856    25,000            *
  740 Broadway, #903
  New York, NY 10003

------------------------

*   Less than one percent

(1) Based upon shares of common stock outstanding on January 2, 2001. This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of DepoMed's outstanding shares of common stock.

(2) Includes 7,142 shares issuable upon exercise of warrants, all of which are being offered pursuant to this prospectus.

(3) Includes 349,958 shares issuable upon exercise of warrants, all of which are being offered pursuant to this prospectus.

(4) Includes 42,856 shares issuable upon exercise of warrants, all of which are being offered pursuant to this prospectus, and 25,000 shares issuable upon exercise of vested options.

                              PLAN OF DISTRIBUTION

    We will receive no proceeds from this offering, with the exception of proceeds received upon exercise of the warrants to purchase common stock. The shares offered hereby may be sold by the selling shareholders from time to time in transactions in the over-the-counter market, on the American Stock Exchange, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares may under certain circumstances be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions received by them and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act. The selling shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under 1933 Act.

    Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if it acts as agent for the purchase of such shares, from such purchaser). Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares. Brokers-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on the American Stock Exchange, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

    Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders.

    The selling shareholders will pay all commissions and other expenses associated with the sale of shares by it. The shares offered hereby are being registered pursuant to contractual obligations of DepoMed, and DepoMed has agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the selling shareholders. DepoMed has not made any underwriting arrangements with respect to the sale of shares offered hereby.

                                 LEGAL MATTERS

    The legality of the issuance of the securities being offered hereby is being passed upon us by Heller Ehrman White & McAuliffe LLP, La Jolla, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents previously filed by DepoMed with the Commission pursuant to the 1934 Act are hereby incorporated by reference in this prospectus and made a part hereof:

    1.  Our Annual Report on Form 10-KSB for the year ended December 31, 1999;

    2. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000;

    3. Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000;

    4. Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000;

    5.  Our Current Report on Form 8-K filed on February 18, 2000; and

    6. The description of our common stock contained in our registration statement on Form 8-A filed on October 27, 1997 under the 1934 Act, including any amendment or report filed for the purpose of updating such description.

    All documents filed with the Commission pursuant to Section 13(a), 13(c),14 or 15(d) of the 1934 Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

    Upon written or oral request, DepoMed will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: DepoMed, Inc., 1360 O'Brien Drive, Menlo Park, California 94025, Attention: John Hamilton, Chief Financial Officer, telephone:
(650) 462-5900.

    DepoMed is subject to the informational requirements of the 1934 Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by DepoMed may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional
Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth

Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. Reports, proxy and information statements and other information filed electronically by DepoMed with the Commission are available at the Commission's world wide web site at http://www.sec.gov.

    DepoMed has authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not relay on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee.........  $ 1,729.00
Accounting Fees.............................................    9,000.00
Legal Fees and Disbursements................................   15,000.00
Printing and Engraving......................................    2,000.00
Miscellaneous...............................................      271.00
                                                              ----------
    Total:..................................................  $28,000.00
                                                              ==========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Pursuant to Section 204(a) and 317 of the California Corporations Code, as amended, the Registrant has included in its articles of incorporation and bylaws provisions regarding the indemnification of officers and directors of the registrant. Article IV of Registrant's Amended and Restated Articles of Incorporation provides as follows:

"The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by bylaw, agreement or otherwise, for breach of duty to this corporation and its shareholder in excess of the indemnification expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expense to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended."

    Section 29 of the registrant's Bylaws, as amended, provides as follows:

"29. Indemnification of Directors and Officers.

    (a) Indemnification. To the fullest extent permissible under California law, the corporation shall indemnify its directors and officers against all expenses, judgment, fines, settlement and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans). To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this bylaw in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses. If, after the effective date of this bylaw, California law is amended in a manner which permits the corporation to authorize indemnification of or advancement of expenses to its directors or officers, in any such case to a greater extent than is permitted on such effective date, the references in this bylaw to "California law" shall to that extent be deemed to refer to California law as so amended. The rights granted by this bylaw are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

    (b) Procedure. Upon written request to the Board of Directors by a person seeking indemnification under this bylaw, the Board shall promptly determine in accordance with Section 317(e) of the California Corporations Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation's expense) or the corporation's shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

    (c) Definitions. The term "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term "expenses" includes, without limitation, attorney's fees and any expenses of establishing a right to indemnification." The registrant has entered into indemnification agreements with each of its current directors and officers pursuant to the foregoing provisions.

ITEM 16.  EXHIBITS.

    The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------
  5.1     Opinion of Heller Ehrman White & McAuliffe LLP

 10.1     Form of Subscription Agreement

 10.2     Form of Class A Warrant

 10.3     Form of Class B Warrant

 23.1 Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)

 23.2     Consent of Ernst & Young LLP, Independent Auditors

 24.1     Power of Attorney (included on page II-4)

ITEM 17.  UNDERTAKINGS.

    A. The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. That, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

    D. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

    Pursuant to the requirements of the 1933 Act, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Menlo Park, California, on January 10, 2001.

                                                       DEPOMED, INC.

                                                       By                /s/ JOHN W. FARA
                                                            ------------------------------------------
                                                                        John W. Fara, Ph.D.
                                                                      CHAIRMAN, PRESIDENT AND
                                                                      CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Fara, Ph.D. and John F. Hamilton, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the 1933 Act, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----
              /s/ JOHN W. FARA                 Chairman, President and Chief         January 10, 2001
    ------------------------------------         Executive Officer (Principal
             John W. Fara, Ph.D.                 Executive Officer)

              /s/ JOHN N. SHELL                Vice President, Operations and        January 10, 2001
    ------------------------------------         Director
                John N. Shell

            /s/ JOHN F. HAMILTON               Vice President, Finance and Chief     January 10, 2001
    ------------------------------------         Financial Officer (Principal
              John F. Hamilton                   Accounting and Financial Officer)

              /s/ JOHN W. SHELL                Director                              January 10, 2001
    ------------------------------------
            John W. Shell, Ph.D.

            /s/ G. STEVEN BURRILL              Director                              January 10, 2001
    ------------------------------------
              G. Steven Burrill

            /s/ W. LEIGH THOMPSON              Director                              January 10, 2001
    ------------------------------------
       W. Leigh Thompson, M.D., Ph.D.

                                 DEPOMED, INC.
                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                              DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
         5.1            Opinion of Heller Ehrman White & McAuliffe LLP

        10.1            Form of Subscription Agreement

        10.2            Form of Class A Warrant

        10.3            Form of Class B Warrant

        23.1 Consent of Heller Ehrman White & McAuliffe LLP (filed as part of Exhibit 5.1)

        23.2            Consent of Ernst & Young LLP, Independent Auditors

        24.1            Power of Attorney (included on page II-4)